Exhibit 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

      The following table sets forth ratios of earnings to fixed charges for the periods shown.

    Nine Months
Ended September 30,
       2001                           Year Ended December 31,
------------------- ------------------------------------------------------------
                       2000        1999         1998         1997        1996
                    ---------   ----------   ----------   ----------   ---------
      N/A (2)         N/A (2)     N/A (2)      N/A (2)      N/A (2)     N/A (2)

      The following table sets forth ratios of earnings to fixed charges and preferred dividend for the periods shown.

    Nine Months
Ended September 30,
       2001                           Year Ended December 31,
------------------- ------------------------------------------------------------
                       2000        1999         1998         1997        1996
                    ---------   ----------   ----------   ----------   ---------
      N/A (3)         N/A (3)     N/A (3)      N/A (3)      N/A (3)     N/A (3)

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(1)   The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of net loss before fixed charges. Fixed charges consist of interest expense on outstanding lease liabilities, interest accrual for outstanding convertible debentures, the amortization of issuance costs on convertible debentures, and the interest expense related to the value of warrants issued with convertible debentures.

      The ratio of earnings to fixed charges and preferred dividends was calculated in a similar manner to the ratio of earnings to fixed charges, except that the accretion of premium on outstanding redeemable preferred stock is included in the fixed charges for the years ended December 31, 1998 and 1997. No preferred stock dividends were paid in the other periods.

(2) Earnings have been inadequate to cover fixed charges. The dollar amount of the coverage deficiency was approximately $22.6 million for the nine months ended September 30, 2001 and $45.8 million, $46.4 million, $10.8 million, $9.6 million and $10.7 million for the years ended December 31, 2000, 1999, 1998, 1997 and 1996.

(3) Earnings have been inadequate to cover fixed charges and preferred dividends. The dollar amount of the coverage deficiency was approximately $22.6 million for the nine months ended September 30, 2001 and $45.8 million, $46.5 million, $11.4 million, $9.6 million and $10.7 million for the years ended December 31, 2000, 1999, 1998, 1997 and 1996.